Exhibit 10.13(d)

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”) is hereby made effective as of the Grant Date set forth on the schedule attached hereto as Schedule A (“Schedule A”, such date, the “Grant Date”) between Nielsen Holdings plc, a company incorporated under the laws of England and Wales having its registered office in the United Kingdom (hereinafter referred to as the “Company”), and the individual whose name is set forth on Schedule A hereof, who is in the Employment of the Company or a Subsidiary (the “Participant”). For purposes of this Agreement, capitalized terms not otherwise defined herein shall have the meaning set forth in the Nielsen 2019 Stock Incentive Plan (the “Plan”).

WHEREAS, the Company desires to grant the Participant restricted stock units (“RSUs”), as provided hereunder and pursuant to the Plan, the terms of which are hereby incorporated by reference and made a part of this Agreement; and

WHEREAS, the Committee has determined that it would be to the advantage and best interest of the Company and its shareholders to grant the RSUs to the Participant (as provided in Section 1 below), ultimately payable in shares of common stock (the “Award”) as an incentive for increased efforts during the Participant’s term of office with the Company or a Subsidiary, and has advised the Company thereof and instructed the undersigned officers to grant said Award;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1.Grant of RSUs. For valuable consideration, receipt of which is hereby acknowledged, the Company hereby grants the number of RSUs to the Participant set forth on Schedule A, on the terms and conditions hereinafter set forth, and pursuant and subject to the terms of the Plan. Each RSU represents the unfunded, unsecured right of the Participant to receive one share of the Company’s common stock. The Participant will become vested in the RSUs, and take delivery of the Shares, as set forth in this Agreement.

2.Vesting and Timing of Transfer.

(a)Unless otherwise provided herein, the Participant shall become vested in the RSUs in accordance with the Plan and the vesting provisions set forth on Schedule A (each date on which all or a portion of the RSUs become vested thereunder, a “Vesting Date”), subject to the continued Employment of the Participant by the Company or a Subsidiary through the relevant Vesting Date.

(b)Notwithstanding the foregoing, upon a termination of the Participant’s Employment by the Company or a Subsidiary without Cause or by the Participant for Good Reason, a pro-rata portion of the installment of RSUs that would, but for such termination, be scheduled to vest on the next Vesting Date following such termination of Employment will become vested upon the date of such termination. The pro-rata portion subject to such vesting shall be determined based on the number of days the Participant was employed by the Company or any of its Subsidiaries since the immediately prior Vesting Date.

(c)Upon the Participant’s death or Permanent Disability, all unvested RSUs shall become immediately vested.

(d)Upon termination of the Participant’s Employment with the Company and all of its Subsidiaries for any reason other than as set forth in Section 2(b) or (c) above, all unvested RSUs shall immediately be forfeited by the Participant, without payment of any consideration therefor.

(e)The Board shall cause to be delivered to the Participant such Shares underlying any non-forfeited, vested RSUs as soon as practicable after they become vested RSUs as provided in this Section 2 (but in no event later than 2½ months after the last day of the calendar year in which such RSUs become so vested).

(f)In the event of the death of the Participant the delivery of Shares under Section 2(e), as applicable, shall be made to the person or persons to whom the Participant’s rights under the Agreement shall pass by will or by the applicable laws of descent and distribution.

(g)Upon each transfer of Shares in accordance with Section 2(e) above, the Company shall have satisfied its obligation with respect to the number of RSUs equal to the number of Shares delivered to the Participant pursuant thereto, and the Participant shall have no further rights to claim any additional Shares in respect thereof. Notwithstanding the foregoing, the Participant may elect to defer the transfer of Shares by providing notice to the Company in accordance with all applicable rules, policies, and procedures established by the Committee.

3.Dividends. Unless otherwise provided pursuant to Section 4 below, from and after the Grant Date, the Participant will only be entitled to receive dividend equivalent payments or other distributions, if any, with respect to Shares underlying the RSUs in accordance with the terms set forth in Schedule A.

4.Adjustments Upon Certain Events. The Committee shall, in its sole discretion, make certain equitable substitutions or adjustments to any Shares or RSUs subject to this Agreement pursuant to Section 10 of the Plan. For purposes of this Agreement, in order for an award to constitute a “Substitute Award” under Section 10 of the Plan, the award must be denominated in shares of publicly traded stock which are traded on an established U.S. or U.K. securities exchange.

5.Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Cause” shall have the meaning ascribed to such term in the severance plan or policy of the Company or any of its Subsidiaries in which the Participant is eligible to participate immediately prior to the termination of the Participant’s Employment (the “Policy”).

“Good Reason” shall have the meaning ascribed to such term in the Policy.

“Permanent Disability” shall have the meaning ascribed to such term in the Policy.

6.No Right to Continued Employment. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue in the Employment of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which are hereby expressly reserved, to terminate the Employment of the Participant at any time for any reason whatsoever, with or without Cause, subject to the applicable provisions of, if any, the Participant’s Employment Agreement or offer letter provided by the Company or any Subsidiary to the Participant.

7.No Acquired Rights. In participating in the Plan, the Participant acknowledges and accepts (a) that the Board has the power to amend or terminate the Plan, to the extent permitted thereunder, at any time, and (b) that the opportunity given to the Participant to participate in the Plan is entirely at the discretion of the Committee and does not obligate the Company or any of its Affiliates to offer such participation in the future (whether on the same or different terms). The Participant further acknowledges and accepts that (i) such Participant’s participation in the Plan is not to be considered part of any normal or expected compensation, (ii) the value of the RSUs or the Shares shall not be used for purposes of determining any benefits or compensation payable to the Participant or the Participant’s beneficiaries or estate under any benefit arrangement of the Company or any Subsidiary, including but not limited to severance or indemnity payments, and (iii) the termination of the Participant’s Employment with the Company and all Subsidiaries under any circumstances whatsoever will give the Participant no claim or right of action against the Company or any Subsidiary in respect of any loss of rights under this Agreement or the Plan that may arise as a result of such termination of Employment.

8.No Rights of Shareholder. The Participant shall not have any rights or privileges as a shareholder of the Company until the Shares underlying vested RSUs have been registered in the Company’s register of stockholders as being held by the Participant.

9.Transferability. RSUs may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance not permitted by this Section 9 shall be void and unenforceable against the Company or any Subsidiary or Affiliate.

10.Withholding. The Participant may be required to pay to the Company or any Affiliate, and the Company or any Affiliate shall have the right and is hereby authorized to withhold from any transfer due under this Agreement or under the Plan or from any compensation or other amount owing to the Participant, applicable withholding taxes with respect to any transfer under this Agreement or under the Plan and to take such action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes, pursuant to Section 4(c) of the Plan.

11.Choice of Law. This agreement shall be governed by and construed in accordance with the laws of the state of New York without regard to conflicts of law, except to the extent that the issue or transfer of Shares shall be subject to mandatory provisions of the laws of England and Wales.

12.RSUs Subject to Plan. By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. All RSUs are subject to the Plan. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

13.Signature in Counterparts. If executed in writing, this Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

14.Section 409A of the Code. Notwithstanding any other provisions of this Agreement or the Plan, the RSUs granted hereunder shall not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon the Participant. In the event it is reasonably determined by the Committee that, as a result of Section 409A of the Code, the transfer of Shares under this Agreement may not be made at the time contemplated hereunder without causing the Participant to be subject to taxation under Section 409A of the Code, the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code. Notwithstanding anything herein to the contrary, if at the time of the Participant’s termination of employment with the Company the Participant is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Participant) until the date that is six months following the Participant’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code without any accelerated or additional tax).  The Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Participant in connection with the RSUs (including any taxes and penalties under Section 409A), and neither the Company nor any of its Subsidiaries shall have any obligation to indemnify or otherwise hold the

Participant (or any beneficiary) harmless from any or all of such taxes or penalties.  If the RSUs are considered “deferred compensation” subject to Section 409A, references in this Agreement and the Plan to “termination of Employment” and “separation from service” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A.  For purposes of Section 409A, each payment that may be made in respect of the RSUs is designated as a separate payment.

15.Confidential Information; Non-Compete; Non-Solicitation

The Participant acknowledges and agrees that the Participant is bound by and will comply with the restrictive covenants and obligations contained in the Appendix to this Agreement, which covenants and obligations are incorporated herein by reference and made a part of this Agreement.

16.Data Privacy.  The Participant hereby acknowledges that:

(a)if he or she is based outside the UK and EEA, and his or her data is not otherwise subject to the General Data Protection Regulation (EU) 2016/679 ("GDPR"), the Company holds information about the Participant relating to his or her employment, the nature and amount of his or her compensation, bank details, and other personal details and the fact and conditions of the Participant’s participation in the Plan. The Participant understands that the Company is the controller of the Participant’s personal data and is the only person authorized to process that data and is responsible for maintaining adequate security with regard to it. As the Company is part of a group of companies operating internationally, it may be necessary for the Company to make the details referred to above available to: (i) other companies within the Company's group that may be located outside the geographical location in which the Participant is employed and where there may be no legislation concerning an individual’s rights concerning personal data; (ii) third party advisers and administrators of the Plan; and/or (iii) the regulatory authorities. Any personal data made available by the Company to the parties referred to above in (i), (ii), or (iii) in relation to the Plan will only be for the purpose of administration and management of the Plan by the Company, on behalf of the Company. The Participant’s information will not, under any circumstances, be made available to any party other the parties listed above under (i), (ii), or (iii).  The Participant hereby authorizes and directs the Company to disclose to the parties as described above under (i), (ii), or (iii) any of the above data that is deemed necessary to facilitate the administration of the Plan.  The Participant understands and authorizes the Company to store and transmit such data in electronic form.  The Participant confirms that the Company has notified the Participant of his or her entitlement to reasonable access to the personal data held about the Participant and of his or her rights to rectify any inaccuracies in that data; or

(b)if he or she is based in the UK and/or EEA, or his or her data is otherwise subject to GDPR, his or her personal data will be processed in accordance with the Company's European Union privacy notice (which will be provided to such Participants and is available upon request).

17.Forfeiture of Grant

If the Participant does not sign and return this Agreement within six months following the Grant Date, the RSUs shall be forfeited and shall be of no further force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Nielsen Holdings plc

By:	Laurie Lovett
Chief Human Resources Officer

PARTICIPANT:

ParticipantName

Online grant acceptance satisfies signature requirement

Schedule A

Name:	ParticipantName
Grant Date:	GrantDate
Number of RSUs:	QuantityGranted
Normal Vesting of RSUs:	VestingDateandQuantity
Vesting on a “Change in Control”:	Per Plan terms.
Dividends:

RSUs, whether or not vested, shall be credited with dividend equivalents as and when dividends are paid on the Company’s actual shares, with such dividend equivalents deemed to be invested in additional RSUs for the Participant’s account as of the corresponding dividend payment date (which additional RSUs shall vest upon the vesting of the underlying RSUs to which they are attributable).  No dividend equivalents shall be credited with respect to any fractional shares in a Participant’s account.

APPENDIX

Confidential Information; Non-Compete; Non-Solicitation

1.In consideration of the Company entering into this Agreement with the Participant, the Participant shall not, directly or indirectly, (i) at any time during or after the Participant’s employment with the Company or any of its subsidiaries, parents or affiliates (collectively, “Nielsen”), disclose any Confidential Information (as defined below) except (A) when required to perform his or her duties to Nielsen; (B) as required by law or judicial process; or (C) in connection with any Protected Activity (as defined below) by the Participant; or (ii) at any time during the Participant’s employment with Nielsen and for a period of 12 months thereafter or, if the Participant’s employment with Nielsen is terminated under circumstances that entitle the Participant to receive severance under any severance plan, policy or agreement with Nielsen applicable to the Participant at the time of such termination, for the duration of the applicable severance period under such plan, policy or agreement if such severance period is longer than 12 months (with, for the avoidance of doubt, the severance period for any lump sum severance payment being equal to the number of months of base salary being paid in such lump sum (for example, 1.5x base salary equates to a severance period of 18 months)) (A) associate with (whether as a proprietor, investor, director, officer, employee, consultant, partner or otherwise) or render services to any business that competes with the business of Nielsen, in any geographic or market area where Nielsen conducts business or provides products or services (or which the Participant has knowledge, at the time in question, that Nielsen has plans to commence engaging in within twelve (12) months); provided, however, that nothing herein shall be deemed to prohibit the Participant’s ownership of not more than 2% of the publicly-traded securities of any competing business; (B) induce, influence, encourage or solicit in any manner any (x) client or prospective client with which the Participant had interactions in connection with his/her employment in the 18 months prior to termination of the Participant’s employment with Nielsen, or (y) vendor or supplier of Nielsen, to cease or reduce doing business with Nielsen or to do business with any business in competition with the business of Nielsen; (C) solicit, recruit, or seek to hire, or otherwise assist or participate in any way in the solicitation or recruitment of, any person who has been employed or engaged by Nielsen at any time during the 6 months immediately preceding the termination of the Participant’s employment, or induce, influence, or encourage in any manner, or otherwise assist or participate in any way in the inducement, influence or encouragement of, any such person to terminate his or her employment or engagement with Nielsen; or (D) hire or otherwise assist or participate in any way in the hiring of, any person who has been employed or engaged by Nielsen at any time during the 6 months immediately preceding the termination of the Participant’s employment.  The provisions hereof shall be in addition to and not in derogation of any other agreement covering similar matters to which the Participant and the Company or any subsidiary or affiliate thereof are parties.  For purposes of this agreement, the “business of Nielsen” means consumer purchasing measurement and analytics, media audience measurement and analytics, and any other line of business in which Nielsen is engaged at the time of the termination of the Participant’s employment (or which the Participant has knowledge, at the time in question, that Nielsen has plans to commence engaging in within twelve (12) months). If the Participant is primarily providing services in California at the time the Participant’s employment with Nielsen terminates, then sub-clauses (A), (B) and (D) of clause (ii) of this Section 1 shall not apply following such termination. If the Participant lived or provided services in Massachusetts for at least thirty (30) days immediately preceding the Participant’s termination, then sub-clause (A) of clause (ii) of this Section 1 shall not apply following such termination.

2. “Confidential Information” shall include all trade secrets and proprietary or other confidential information owned, possessed or used by Nielsen in any form, whether or not explicitly designated as confidential information, including, without limitation, business plans, strategies, customer lists, customer projects, cooperator lists, personnel information, financial information, pricing information, cost information, methodologies, software, data, and product research and development.  Confidential Information shall not include any information that is generally known to the industry or the public other than as a result of the Participant’s breach of this covenant or any breach of other confidentiality obligations by the Participant, employees or third parties.

3.If the Participant performs services for an entity other than Nielsen at any time prior to the end of the 12-month post-termination period or, if longer, the applicable severance period (whether or not such entity is in competition with Nielsen), the Participant shall notify the Company on or prior to the commencement thereof.  To “perform services” shall mean employment or services as an employee, consultant, owner, partner, associate, agent or otherwise on behalf of any person, principal, partnership, firm or corporation.

4.If at any time a court holds that the restrictions stated in Section 1 above are unreasonable or otherwise unenforceable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographic area determined to be reasonable under such circumstances by such court will be substituted for the stated period, scope or area or, if the court does not undertake such substitution, then the remainder of Section 1 shall be given full effect without regard to the invalid portion.  Because the Participant’s services are unique and because the Participant has had and will continue to have access to Confidential Information, the parties hereto agree that money damages will be an inadequate remedy for any breach of this Agreement.  In the event of a breach or threatened breach of this Agreement, Nielsen or its successors or assigns may, in addition to other rights and remedies existing in their favor, (i) apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violations of, the provisions hereof (without the posting of a bond or other security); and (ii) may require the Participant (A) to forfeit any vested or unvested portion of the Grant and to return all Shares previously issued to the Participant under the Grant (“Grant Shares”); and (B) to pay to Nielsen the full value of any consideration received for the Grant Shares that were previously sold by the Participant or otherwise disposed of to a third party (or if no such consideration was received, the then fair market value of the Grant Shares).

5.The Participant acknowledges that the restrictions in Section 1 above are not greater than required to protect Nielsen’s legitimate business interests, including without limitation the protection of its Confidential Information and the protection of its client relationships, and are reasonably limited in time or duration, geography and scope of activity.  The Participant further acknowledges that, viewed separately or together, the restrictions in Section 1 above do not unfairly or unreasonably restrict the Participant’s ability to obtain other comparable employment, earn a living, work in any particular area or otherwise impose an undue hardship on Participant.

6.Protected Activity.  Nothing in this Agreement shall prohibit or impede the Participant from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided, that in each case such communications and disclosures are consistent with applicable law.  An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.  Except as otherwise provided in this paragraph or under applicable law, under no circumstance is the Participant authorized to disclose any information covered by Nielsen’s attorney-client privilege or attorney work product, or Nielsen’s trade secrets, without Nielsen’s prior written consent.  The Participant does not need the prior authorization of (or to give notice to) Nielsen regarding any communication, disclosure, or activity described in this paragraph.